U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                       000-26889
                                                                    CUSIP NUMBER
                                                                      48081510-9

[ X  ]   Form 10-K
         For Period Ended:   December 31, 2001

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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part 1 - Registrant Information
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         Address of Principal Executive Office:
                  Jore Corporation
                  45000 Highway 93 South
                  Ronan, Montana 59864

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Part 2 - Rules 12-bv-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [ X ], the following should be completed.

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report on Form 10-oK will be filed on or before the fifteenth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part 3 - Narrative
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The Company has experienced a significant writedown of inventory in 2000, and has reported a significant loss for the year 2000, and the Company and the Company's accountants are finalizing the financial statements reflecting this writedown and the appropriate disclosures. In addition, the Company believes it is important to have a full and careful review of the Form 10-K by the Audit Committee of the

Board in particular, and, in addition, the full Board, prior to filing. Additional time is required to complete that careful review.
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Part 4 - Other Information
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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

                  David H. Bjornson         (406) 676-4900

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                         [  X ] Yes     [   ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          [   ] Yes     [ X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

            ........................................................

                                Jore Corporation

has caused this notification to be signed on its behalf by the undersigned duly authorized.

Date: March 30, 2001                            By:   /s/  David H. Bjornson
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